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                                                                      EXHIBIT 99




FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731


            CHAMPION ENTERPRISES, INC. TO RECORD PREVIOUSLY ANNOUNCED
             GOODWILL IMPAIRMENT CHARGES AND DEFERRED TAX VALUATION
                         ALLOWANCE IN ITS SECOND QUARTER


         AUBURN HILLS, MICHIGAN, AUGUST 13, 2002--CHAMPION ENTERPRISES, INC. (NYSE: CHB), the nation's leading housing manufacturer, today announced that the retail goodwill impairment charges and deferred tax asset valuation allowance that were announced on August 8, 2002 will be recorded in its second quarter ended June 29, 2002 rather than in the third quarter ending September 28, 2002 as previously announced. This decision was based on further review and advice from its independent accountants. The company commented that additional time is needed to complete its second quarter financial statements and is requesting a 5-day extension for filing its Form 10-Q. Champion still expects to record the previously announced costs to close and consolidate 64 retail sales centers and seven manufacturing facilities in the third quarter.

         The company expects to file its Form 10-Q no later than Monday, August 19th, and to include certifications, signed by the Chairman, President and Chief Executive Officer, Walter R. Young, and Chief Financial Officer, Anthony S. Cleberg, confirming the accuracy of its financial statements. The company also expects at that time to file sworn statements, signed by Young and Cleberg, affirming the accuracy of its recent SEC filings. Cleberg commented, "In this day and age of heightened financial reporting scrutiny, prudence is proper. This filing extension allows time to properly reflect these charges in our financial statements."

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since it was founded. Following closings and consolidations announced on August 8, 2002, the company will operate 39 homebuilding facilities in 16 states and 117 retail locations in 23 states. Independent retailers, including 618 Champion Home Center locations, and approximately 400 builders and developers also sell Champion-built homes. The company also provides financing for retail buyers of its homes. Further information can be found at the company's website, www.championhomes.net.